Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of August 4, 2022 (the “Employment Agreement”), is entered by and between Viskase Companies, Inc., a Delaware corporation (the “Company”), and Timothy P. Feast (the “Executive”) and (except as provided in Section 2.1) is effective September 6, 2022 (the “Effective Date”).

In consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1.               Employment.

1.1.            Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the Effective Date and ending on September 5, 2027; provided however, that the Term shall be automatically extended on a month-to-month basis. The above notwithstanding, the Term may be terminated at any time after the Effective Date upon the termination or resignation of the Executive’s employment in accordance with Section 3 hereof (the “Term”.

1.2.            Duties. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company (“Affiliates” t. as the Executive and the board of directors of the Company (the “Board” mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board. The Executive shall be employed in the State of Illinois during the Tenn.

1.3.            Exclusivity. During the Term, the Executive shall (i) devote substantially all of his professional time and attention to the business and affairs of the Company and its Affiliates, (ii) to the best of his abilities, faithfully serve the Company and its Affiliates, (iii) in all material respects conform to and comply with the lawful and reasonable directions and instructions given to Executive by the Board, consistent with Section 1.2 hereof, (iv) use Executive’s best efforts to advance, promote and serve the interests of the Company and its Affiliates, (v) comply with all of the policies of the Company and its Affiliates (including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics, as are from time to time in effect), and (vi) except as otherwise permitted herein, not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent Executive from (a) investing Executive’s personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made, or (b) serving on the board of directors of one or more companies, family-related businesses or charitable or non-profit organizations, provided such service does not materially conflict with the Executive’s duties and obligations to the Company and such service is approved by the chairman of the Board of Directors of the Company.

Section 2.               Compensation.

2.1.            Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $540,000.00 which annual salary shall be prorated for any partial year at the beginning or end of the Term and shall accrue and be payable in accordance with the Company’s standard payroll policies, as such salary may be adjusted upward (but not downward) by the Compensation Committee (or such other duly authorized committee thereof) of the Board (the “Compensation Committee”1 in its sole and absolute discretion (as adjusted, the “Base Salary”). Subject to the forgoing, the Board will review the Executive’s Base Salary for a potential increase no later than the first anniversary of the Effective Date. In the event the Company requests that the Executive commence employment prior to the Effective Date, the Executive shall receive a salary at the same annual rate stated above which shall be prorated for the actual number of days worked through (but not including) the Effective Date and shall not be eligible for any other bonus or other compensation with respect to services provided during such period.

2.2.            Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target award equal to 100% of the Executive’s Base Salary. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan, and consistent with this Employment Agreement. The actual Annual Bonus payouts will be based on achievement of the individual and/or Company performance criteria established for the applicable fiscal year by the Compensation Committee in its sole and absolute discretion. For the 2022 fiscal year, Executive shall be guaranteed a gross bonus payment of no less than the pro rata amount of the Annual Bonus paid at the target payout level (prorated based on the number of calendar days that Executive is employed by the Company during the 2022 fiscal year). The Annual Bonus (or any pro-rated portion thereof), if any, payable to Executive for a fiscal year will be paid by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements with respect to such fiscal year and, only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout; provided, however, that if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Annual Bonus shall be paid at such time as is provided in the applicable plan. Except with respect to any Pro-Rata Bonus the Executive becomes entitled to herein, the Executive must be actively employed through the last day of the fiscal year during the Term in which the Annual Bonus was earned to be eligible for an Annual Bonus payment.

2.3.            Employee Benefits, During the Term, the Executive shall be eligible to participate in such employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company and subject to the terms and conditions of any such plans and programs.

2.4.            Paid Time Off. During the Term, the Executive shall be entitled to 28 days of paid time off of “PTO” each year.

2.5.            Business E parses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing Executive’s duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.6.            Signing Bonus. The Executive shall be paid a $250,000 signing Bonus (the “Signing Bonus”) within 30 days from the Effective Date.

2.7.            Loris). — Term Incentive Plan. The Executive will be eligible to participate in the Viskase Companies, Inc. 2022 Long-Term Incentive Plan (the “LTI Plan”). Any award under the LTI Plan shall be payable in accordance with and subject to the terms and conditions of the LTI Plan and the Long-Term Incentive Award Agreement in substantially the form attached hereto as Appendices “A” and “B”.

Section 3.               Employment Termination.

3.1.            Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily resign Executive’s employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 120 days’ notice to the other party. Upon the termination or resignation of the Executive’s employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination or resignation, any earned but unpaid Annual Bonus for completed fiscal years, any unused accrued PTO, any unreimbursed expenses in accordance with Section 2.5 hereof and any accrued and vested rights or benefits under any Company sponsored employee benefits plans payable in accordance with the terms and conditions of such plans (collectively, the “Accrued Amounts” ).

3.2.            Certain Terminations.

(a)            Termination by the Company Other Than For Cause or Disability: Resignation by the Executive for Good Reason. If during the Term (i) the Executive’s employment is terminated by the Company other than (x) for Cause or (y) due to the Executive’s death or Disability or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts, the Executive shall be entitled to (collectively, the “Severance Payments”) (a) the continuation of Executive’s Base Salary in accordance with the Company’s standard payroll policies at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for six (6) months (as applicable, the “Severance Period”), and (b) a pro-rata Annual Bonus (“Pro-Rata Bonus”) for the fiscal year of termination based on achievement of the individual and/or corporate performance criteria established for such fiscal year by the Compensation Committee (in its sole and absolute discretion) and determined by multiplying the amount of the Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of completed months during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 12, which amount, if any, shall be payable by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements with respect to such fiscal year of termination and, only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination or resignation of employment with the Company (the “Release”) in a form reasonably acceptable to the Company and the Executive that becomes effective not later than 45 days after the date of such termination or resignation of employment. The Company shall provide the form of the Release to the Executive within five days following the date of the Executive’s termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments (to the extent applicable) that has been paid to the Executive pursuant to this Section 3.2(a). Subject to the foregoing and Section 3.2(b), the Severance Payments will commence to be paid to the Executive on the 45th day following the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

(b)            Termination by the Company For Disability. If the Executive’s employment is terminated during the Term by the Company by reason of the Executive’s Disability, Executive shall be entitled to the Accrued Amounts and any payments to be made to the Executive under the Company’s disability plan(s), if any.

(c)            Termination by Reason of Death. If the Executive’s employment is terminated during the Term by reason of his death, Executive shall be entitled to the Accrued Amounts and any employee benefits to which the Executive’s estate, spouse or other beneficiaries, as applicable, may be entitled.

(d)            Resignation without Good Reason. If Executive resigns without Good Reason during the Term, Executive shall be entitled to the Accrued Amounts and any employee benefits to which Executive may be entitled.

(e)            Section 409A. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If on the date of the Executive’s separation from service (as defined in Treasury Regulation § 1.409A-1(h)) with the Company the Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A- 1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Executive at any time prior to the earlier of (a) the expiration of the six (6) month period following the Executive’s separation from service, and (b) the Executive’s death, and any such amounts deferred during such period shall instead be paid in a lump sum to the Executive (or, if applicable, the Executive’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Executive’s death. For purposes of conforming this Employment Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation § I ..409A-1(h). For purposes of applying Section 409A of the Code to this Employment Agreement (including, without limitation, for purposes of Treasury Regulation Section 1 .409A-2(b)(2)(iii)), each payment that the Executive may be entitled to receive under this Employment Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Neither the Company, nor any of its Affiliates shall be obligated to pay or otherwise gross-up the Executive for any federal, state, local or foreign taxes relating to or arising with respect to any benefits, compensation or payment made under this Employment Agreement.

3.3.            Exclusive Remedy. The foregoing payments upon termination or resignation of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination or resignation of Executive’s employment under this Employment Agreement.

3.4.            Resignation from All Positions. Upon the termination or resignation of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions the Executive then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof) of the Company and any of its subsidiaries.

3.5.            Cooperation. Following the termination or resignation of the Executive’s employment with the Company for any reason and during any period in which the Executive is receiving Severance Payments, or for six months following termination or resignation of the Executive’s employment with the Company if no Severance Payments are payable, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its Affiliates provided. however, such period of cooperation shall be for three years, following any such termination or resignation of Executive’s employment for any reason, with respect to tax matters involving the Company or any of its Affiliates. Upon and following any such request of the Board, and only for so long as the Executive is receiving Severance Payments, the Executive shall receive access to email and information technology services from the Company. Notwithstanding the foregoing, (i) the Company shall have the right to revoke or terminate such access at any time for any or no reason and with or without notice, and (ii) Executive’s access to such information shall be conditioned upon, and subject to, the Executive not representing himself to be, or holding himself out as, an employee, officer, director, trustee, agent or representative of the Company for any purpose, or otherwise representing himself as a person having any authority to act on behalf of the Company. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive’s most recent Base Salary rate assuming 2,000 working hours per year; provided, that if the Executive is required to spend more than 40 hours in any month on Company matters pursuant to this Section 3.5, the Executive and the Board shall mutually agree to an appropriate rate of compensation for the Executive’s time over such 40-hour threshold.

Section 4.               Unauthorized Disclosure: Non-Competition: Non-Solicitation: Proprietary Rights’

4.1.            Unauthorized Disclosure.

(a)            During the Term and at all times thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company and each of its Affiliates, all secret or confidential information, knowledge or data, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information and lists, software, trade secrets, sources of supplies and materials, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business, or other information concerning the products, promotions, development, financing, expansion plans, business policies and practices, of the Company and each of its Affiliates, and their respective businesses, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (i) obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and/or during any period of time in which the Executive has access to email and/or information technology services from the Company, and (ii) not otherwise in the public domain (collectively, “Confidential Information”).

(b)            The Executive also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling Person of the Company (or any of its Affiliates), including, without limitation, Carl C. Icahn, or any of his Affiliates and their respective employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Employment Agreement). The Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Employment Agreement. The Executive will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Employment Agreement. The Executive agrees not to disparage the Company, its officers and directors, Mr. Icahn, any Related Parties, or any Affiliate of any of the foregoing, in each case during and/or after the Executive’s employment hereunder. Without limiting anything contained above, the Executive agrees and acknowledges that all personal and not otherwise public information about the Company and its Affiliates (including, without limitation, all information regarding Icahn Enterprises L.P. MEM, Carl C. Icahn, Mr. Icahn’s family, and employees of the Company, IEP and their respective Affiliates) shall constitute Confidential Information for purposes of this Employment Agreement.

(c)            Upon termination or resignation of the Executive’s employment with the Company (excepting any permitted use contemplated by Section 3.2(a)), the Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company and related to such employment with the Company, and any copies thereof in Executive’s (or capable of being reduced to Executive’s) possession.

(d)            The Executive further agrees not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable), in any media, and not to publish or cause to be published in any media. any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information. In furtherance of the foregoing, the Executive agrees that during the Term and following the termination of his employment with the Company, the sole and only disclosure or statement he will make about or concerning any or all of the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable) is to acknowledge that the Executive is or was employed by the Company (unless otherwise required by applicable law).

4.2.            Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its Affiliates, the Executive agrees that the Executive shall not, except as otherwise provided herein, during the Term and thereafter for the period during which the Severance Payments are payable or six months following the end of the Term if no Severance Payments are payable (the “Restriction Period”) directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner with, including, without limitation, holding any position as a principal, agent. owner, stockholder, director, officer, consultant, advisor, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided. that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the preceding six months (or following the Tern, the six months preceding the last day of the Term), or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company’s or Affiliate’s business plan as in effect at that time (or following the Term, the business plan as in effect as of the last day of the Term). During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3.            Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within six months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates, provided. however, that this Section 4.3 shall not prohibit the hiring of any individual as a result of the individual’s response to an advertisement in a publication of general circulation.

4.4.            Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit, interfere with or entice away from the Company or any of its Affiliates, any current supplier, customer or client, (ii) direct or solicit any current supplier, customer or client away from the Company or any of its Affiliates, or (iii) advise any Person not to do business with or be employed by the Company or any of its Affiliates.

4.5.            Extension of Restriction Period. The Restriction Period shall be extended for a period of time equal to any period during which the Executive is in breach of any of Section 4.2, 4.3 or 4.4 hereof.

4.6.            Proprietary Rights. Any and all inventions, processes, know-how, technologies, trade-secrets information, intellectual property, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes}, and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company or its Affiliates (whether or not on the Company’s or any of its Affiliates’ time or with the use of the Company’s or any of its Affiliates’ facilities or materials) (the “Developments” ) shall be the property of the Company or any of its Affiliates, as the case may be, and shall be promptly and fully disclosed by the Executive to the Company. Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its Affiliates, the Executive assigns all of Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its Affiliates as the Executive’s employer. Whenever requested to do so by the Company, and without further compensation therefor, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to the Developments, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that Executive holds as of the date hereof. If the Company is unable for any reason to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company, its Affiliates, and their respective duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.

4.7.            Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys. Notwithstanding anything in this Section 4.7 to the contrary, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Employment Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

4.8.            Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company and its Affiliates for which the Company and its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and its Affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and its Affiliates may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments paid by the Company back to the Company. The terms of this paragraph shall not prevent the Company or its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and Executive’s material participation in the operation of such businesses.

Section 5.               Representation.

The Executive acknowledges, covenants, agrees, warrants and represents that: (i) he is not a party to any contract, nor is he subject to, or bound by any commitment, restrictive covenant or agreement, order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which either would or purports to, prevent or restrict him from entering into and performing his obligations under this Employment Agreement free of any limitations; (ii) he is free to enter into the arrangements contemplated herein; (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its Affiliates; (iv) the termination of his existing employment, his entry into the employment contemplated herein and the performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject; and (v) he has had an opportunity to consult with independent legal counsel regarding his rights and obligations under this Employment Agreement and that he fully understands the terms and conditions contained herein.

Section 6.               Withholding

All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to the withholding of income taxes, employment taxes, and all other applicable taxes imposed by applicable law.

Section 7.               Effect of Section 280G of the Code.

7.1.            Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provide0, however, that, solely to the extent applicable, the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation§ 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

7.2.            Determination of Amount of Reduction (if any 1. The determination of whether the Payments shall be reduced as provided in Section 7.I hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm” The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within 10 days after the Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.

Section 8.               Miscellaneous.

8.1.            Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.2.            Fees and Expenses. In the event of any dispute between the Company and the Executive arising under this Employment Agreement, each party shall be responsible for its own legal fees and related expenses (including the costs of experts, evidence and counsel).

8.3.            Indemnification. To the extent provided in the Company’s Certificate of Incorporation or Bylaws, as in effect from time to time, and subject to any separate agreement (if any) between the Company and the Executive regarding indemnification, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. In addition, Executive shall participate in directors and officers insurance, if any, maintained by the Company from time to time on the same terms and conditions as other senior executives or directors of the Company.

8.4.            Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.

8.5.            Payments Following Executive’s Death. Any amounts payable to the Executive pursuant to this Employment Agreement that remain unpaid at the Executive’s death shall be paid to the Executive’s estate.

8.6.            Notices. Unless otherwise provided herein, all notices, requests demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Viskase Companies, Inc.
333 East Butterfield Road
Suite 400

Lombard, IL 60148-5679
Attention: General Counsel
Facsimile: 630 874-0176

with a copy to:

Icahn Enterprises, L.P.

16690 Collins Avenue - Penthouse Suite Sunny Isles Beach, Florida 33160

Attention: General Counsel

Facsimile: 917.5913310

If to the Executive:

Timothy P. Feast

[*****]

At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner then set forth.

8.7.            Governing Law. This Employment Agreement shall be governed and interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Any unresolved dispute arising out of this Employment Agreement shall be litigated solely in any court of competent jurisdiction in (a) state courts of the State of Florida located in Miami-Dade County and (b) the United States District Court for the Southern District of the State of Florida for the purposes of any action or proceeding arising out of or relating to this Agreement; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks.

8.8.            Waiver of Jury Trial. THE PARTIES HERETO AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS EMPLOYMENT AGREEMENT BELOW.

8.9.            Severability. If any paragraph or part or subpart of any paragraph in this Employment Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Employment Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Employment Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from this Employment Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Employment Agreement shall remain in full force and effect.

8.10.            Entire Agreement. From and after the Commencement Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, relating to any employment of the Executive by the Company or any of its Affiliates.

8.11.            Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.12.            Binding Effect. The terms of this Employment Agreement shall be binding upon the Executive, the Executive’s heirs, executors, assigns, administrators and legal representatives, and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor to all or substantially all of the business and/or assets of the Company.

8.13.            General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

8.14.            Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

8.15.            Company Actions, Any actions, approvals, decisions, or determinations to be made by the Company under this Employment Agreement shall be made by the Board, except as otherwise expressly provided herein. For purposes of any references herein to the Board’s designee, any such reference shall be deemed to include such officers of the Company, or committees of the Board, as the Board may expressly designate from time to time for such purpose.

8.16.            Survival. All provisions of this Employment Agreement which by their terms, contain continuing obligations by Executive shall survive termination of this Employment Agreement, including without limitation, the covenants, duties and obligations under Sections 3.4, 3.5 and 4 hereof.

8.17.            Assumption of Agreement By Successor. In the event of a Change in Control, the Company will request that any successor expressly assume and agree, pursuant to an appropriate written assumption agreement, to perform the Company’s obligations under this Employment Agreement in substantially the same manner and to substantially the same extent that the Company would be required to perform if no such Change in Control had taken place.

8.18.            Definitions. In addition to the defined terms set forth throughout this Employment Agreement, the capitnli7ed terms set forth on Appendix C shall have the respective meanings set forth thereon and are incorporated by reference into this Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

/s/ Timothy P. Feast	Viskase Companies, Inc.
Timothy P. Feast	/s/ Joseph King
General Counsel

[Signature Page to Employment Agreement]